Exhibit 99.1

CONTACT:	Robert Gross
Chairman and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
Executive Vice President — Finance
Chief Financial Officer
(585) 647-6400

Investor Relations:
Leigh Parrish/Caren Barbara
Financial Dynamics
(212) 850-5600
FOR IMMEDIATE RELEASE
MONRO MUFFLER BRAKE, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2008 FINANCIAL RESULTS
~ Fiscal Year 2008 Comparable Store Sales Increase 3.1% Adjusted for Days ~
~ First Quarter 2009 Estimated EPS Range of $.37 to $.39 ~
~ Company Reiterates Fiscal 2009 Estimates ~
     ROCHESTER, N.Y. — May 29, 2008 — Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its fourth quarter and fiscal year ended March 29, 2008.
Fourth Quarter Results
     Sales for the fourth quarter of fiscal 2008 were $107.2 million compared to $107.7 million for the fourth quarter of fiscal 2007, primarily due to one less selling week in the fourth quarter of fiscal 2008 versus fiscal 2007. Adjusted for days, comparable store sales increased .8%, which compares to a 7.3% comparable store sales increase in the fourth quarter of fiscal 2007. On a reported basis, comparable store sales decreased 5.3%. Adjusted for days, comparable store sales increased approximately 7% for brakes, 1% for maintenance services and were flat for tires. Comparable store sales for exhaust and alignments, adjusted for days, each decreased by approximately 3%.
     The total sales for the quarter included an increase in sales from new stores of $5.3 million. New store sales include $4.8 million from the 19 former Craven and Valley Forge stores acquired in July 2007 and $.7 million from the seven former Broad-Elm group stores acquired in January 2008. Comparable store sales for ProCare decreased 6.8% for the reported period, or .8% adjusted for days.
     Gross margin was 37.3% in the fourth quarter compared to 38.0% in the prior year quarter due primarily to decreased leverage in distribution and occupancy costs included in cost of sales resulting primarily from one less selling week in fiscal 2008 versus fiscal 2007. Total operating expenses were $35.8 million including a charge of approximately $.9 million, or $.03 per share, related to the settlement of a previously disclosed class action wage and hour lawsuit. Excluding this charge, total operating expenses were $34.8 million or 32.5% of sales, compared with 30.9% of sales for the same period of the prior year. The increase in operating expenses as a percentage of sales is largely due to one less selling week in fiscal 2008 versus fiscal 2007 and higher net gains on property sales in fiscal 2007. Total operating expenses for the fourth quarters of fiscal 2008 and 2007 include amounts that were historically included in Other Income and Expense, primarily related to gains and losses on property disposals, and amortization expense.
     Net income for the quarter was $1.9 million compared to $4.2 million for the prior year period. Diluted earnings per share for the quarter were $.10. Excluding the aforementioned lawsuit settlement, diluted earnings per share were $.13. This compares to diluted earnings per share of $.18 in the fourth quarter of fiscal 2007.
     Robert G. Gross, Chairman and Chief Executive Officer stated, “Our performance for the quarter was impacted by the shorter selling period as well as by ongoing challenges in the economic environment and the resulting delays in big-ticket purchases. That said, we have experienced some positive trends including an increase in our average transaction size as customers who have deferred needed maintenance for long time periods have begun to return to us for repairs. Additionally, we are encouraged by our performance in certain categories, such as brakes, as we continue to increase our share of the market and outperform our competition.”
     The Company opened nine locations and closed two locations during the quarter, ending fiscal 2008 with 720 stores.
Fiscal Year Results
     Net sales for fiscal 2008 increased 5.3% to $439.4 million from $417.2 million for fiscal 2007. Comparable store sales increased 3.1% for the year, adjusted for days, or approximately 1.2% on a reported basis. The total sales for the year included an increase in sales from new stores of $21.3 million, including $13.8 million from the 19 former Craven and Valley Forge stores acquired in July 2007, and $.7 million from the seven former Broad-Elm group stores acquired in January 2008. For the former ProCare stores, comparable store sales increased 3.8% for the year, adjusted for days.
     Gross margin was 39.7% for fiscal 2008 compared to 39.9% in the prior year. Total operating expenses were $136.0 million for the full fiscal year. Excluding the aforementioned lawsuit settlement cost, total operating expenses were $135.1 million, or 30.7% of sales, compared with 29.9% of sales for fiscal 2007, and increased as a percentage of sales largely due to the extra selling week and higher net gains on property sales in fiscal 2007.
     Net income for fiscal 2008 was $21.9 million, or $1.00 per diluted share. Excluding the fourth quarter charge related to the lawsuit settlement, diluted earnings per share were $1.03, at the low end of the Company’s range. This compares to $22.3 million or $.97 per diluted share, for fiscal year 2007.
Capital Structure Update
     At March 29, 2008, the Company had 18,361,000 of common shares outstanding. The Company repurchased 547,000 shares of its common stock for approximately $10.0 million at the weighted average price of $18.21 in the period from December 30, 2007 through March 29, 2008. As of March 2008, the Company had completed the $60 million in common stock repurchases begun in March 2007, as authorized by its Board of Directors. The Company may consider seeking authorization for a share repurchase plan later in the year if potential acquisitions do not materialize and market conditions are attractive.
Company Outlook
     Based on current visibility and business trends, the Company continues to anticipate fiscal 2009 comparable store sales growth of 2% to 4% and diluted earnings per share in the range of $1.08 and $1.18, as previously announced on May 1, 2008. The estimate is based on 20.4 million weighted average shares outstanding and excludes the impact of any potential acquisitions. The Company’s expected sales range for the year is $455 million to $465 million.
     For the first quarter of fiscal 2009, the Company continues to anticipate comparable store sales growth in the range of 3% to 5%. The Company also expects diluted earnings per share for the first quarter to be between $.37 and $.39, compared to $.36 for the first quarter of fiscal 2008. The Company’s 72 ProCare stores are included in the comparable store sales base estimate for the first quarter and full year 2009.
     Mr. Gross concluded, “We are pleased with our solid start to fiscal 2009 and are encouraged by certain positive trends we are seeing in our business. As of last weekend, we have achieved comparable store sales growth of approximately 6% for the quarter against a strong 6.2% comparable sales increase in the first quarter of fiscal 2008. The increase is being driven, in part, by the price increases that we implemented in March as well as our effective spring advertising campaigns. While we remain cautious in our outlook for the first quarter and year due to the ongoing macro economic challenges, we expect that our low-cost operating model will continue to serve us well during this time, and positions us to take advantage of value-priced acquisition opportunities that we anticipate may arise in this environment.”
Earnings Conference Call and Webcast
     The Company will host a conference call and audio webcast, today, May 29, 2008 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 800-762-8779 and using the required pass code 3877037. A replay will be available approximately one hour after the recording through Thursday, June 5, 2008 and can be accessed by dialing 800-406-7325. The live conference call and replay can also be accessed via audio webcast at the Investor Info section of the Company’s website, located at www.monro.com. An archive will be available at this website through June 5, 2008.
     Separately, as previously announced, the Company will participate in the Piper Jaffray Consumer Conference on June 10, 2008 in New York City at 4:30 p.m. Eastern Time. The presentation and webcast for the aforementioned conference can be accessed via the Company’s website at www.monro.com under the Investor Info link.
About Monro Muffler Brake
     Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 718 stores and has 14 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode

Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.
The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 31, 2007.
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MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars and share counts in thousands)

	Quarter Ended Fiscal March
	2008	2007	% Change

Sales	$107,211	$107,708	(.5%)

Cost of sales, including distribution and occupancy costs	67,270	66,777	.7

Gross profit	39,941	40,931	(2.4)

Operating, selling, general and administrative expenses	36,424	34,437	5.8

Intangible amortization	151	107	40.3

Gain on disposal of assets	(819)	(1,250)	(34.5)

Total operating expenses	35,756	33,294	7.4

Operating income	4,185	7,637	(45.2)

Interest expense, net	1,801	1,200	50.1

Other income, net	(114)	(95)	20.2

Income before provision for income taxes	2,498	6,532	(61.7)

Provision for income taxes	562	2,285	(75.4)

Net income	$1,936	$4,247	(54.4)

Diluted earnings per share	$.10	$.18	(44.4%)

Weighted average number of diluted shares outstanding	20,168	22,992

Number of stores open (at end of quarter)	720	698

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars and share counts in thousands)

	Year Ended Fiscal March
	2008	2007	% Change

Sales	$439,389	$417,226	5.3%

Cost of sales, including distribution and occupancy costs	264,783	250,804	5.6

Gross profit	174,606	166,422	4.9

Operating, selling, general and administrative expenses	137,145	126,439	8.5

Intangible amortization	563	1,051	(46.4)

Gain on disposal of assets	(1,670)	(2,846)	(41.3)

Total operating expenses	136,038	124,644	9.1

Operating income	38,568	41,778	(7.7)

Interest expense, net	5,753	4,564	26.1

Other (income) expense, net	(798)	2,529

Income before provision for income taxes	33,613	34,685	(3.1)

Provision for income taxes	11,692	12,414	(5.8)

Net income	$21,921	$22,271	(1.6)

Diluted earnings per common share	$1.00	$.97	3.1%

Weighted average number of diluted shares outstanding	21,871	22,878

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars in thousands)

	March 29,	March 31,
	2008	2007

Current assets

Cash	$2,108	$965

Inventories	66,183	62,398

Other current assets	24,582	25,208

Total current assets	92,873	88,571

Property, plant and equipment, net	184,184	184,249

Other noncurrent assets	93,412	66,938

Total assets	$370,469	$339,758

Liabilities and Shareholders’ Equity

Current liabilities	$58,311	$60,243

Long-term debt	122,585	52,525

Other long term liabilities	14,725	11,871

Total liabilities	195,621	124,639

Total shareholders’ equity	174,848	215,119

Total liabilities and shareholders’ equity	$370,469	$339,758